EXHIBIT 99.2
CDW Declares Quarterly Cash Dividend of $0.40 Per Share
Reinforces Ongoing Commitment to Delivering Value to Stockholders

LINCOLNSHIRE, Ill., August 4, 2021 -- CDW Corporation (Nasdaq: CDW), a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada, today announced that its Board of Directors has declared a quarterly cash dividend of $0.40 per common share to be paid on September 10, 2021 to all stockholders of record as of the close of business on August 25, 2021. This amount represents a 5.3 percent increase over last year’s dividend. Future dividends will be subject to Board of Director approval.
"Dividends continue to be an important part of our capital allocation priorities, along with managing leverage to our target ratio, making strategic acquisitions and share repurchases," said Collin B. Kebo, chief financial officer, CDW. "Since our IPO in June 2013, our dividend has increased over nine-fold and we have returned approximately $4.3 billion to shareholders through share repurchases and dividends. We intend to continue to execute against our capital allocation priorities to deliver value to our shareholders just as we’ve delivered value to our customers and partners for over 35 years."
About CDW
CDW Corporation (Nasdaq: CDW) is a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW was founded in 1984 and employs over 10,500 coworkers. For the trailing twelve months ended June 30, 2021, CDW generated Net sales of approximately $20 billion. For more information about CDW, please visit www.CDW.com.
Forward-Looking Statements
Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future dividends, earnings growth, leverage ratio and other strategic plans of CDW. These forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those described in such statements. Although CDW believes that its plans, intentions and other expectations reflected in or suggested by such forward-looking statements are reasonable, it can give no assurance that it will achieve those plans, intentions or expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW's Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Inquiries	Media Inquires

Brittany A. Smith	Sara Granack
Vice President, Investor Relations and	Vice President, Corporate Communications
Financial Planning and Analysis	(847) 419-7411
(847) 968-0238	mediarelations@cdw.com
investorrelations@cdw.com
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